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                                   SCHEDULE 14A
                             SCHEDULE 14A INFORMATION
                   PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                        THE SECURITIES EXCHANGE ACT OF 1934

                                 ----------------

  Filed by the Registrant [x]

  Filed by a Party other than the Registrant [ ]

  Check the appropriate box:

  [ ] Preliminary Proxy Statement
  [ ] Definitive Proxy Statement
  [x] Definitive Additional Materials
  [ ] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                 ----------------

                           SANTA FE PACIFIC CORPORATION
                 (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                           SANTA FE PACIFIC CORPORATION
                    (NAME OF PERSON(S) FILING PROXY STATEMENT)

                                 ----------------

  Payment of Filing Fee (Check the appropriate box):(/1/)

  [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
  [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
  [x] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
    1) Title of each class of securities to which transaction applies: Santa Fe Pacific Corporation common stock, par value $1.00 per share.
    2) Aggregate number of securities to which transaction applies: 186,523,992 shares of Santa Fe Pacific Corporation common stock.
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: $52 3/8(/2/)
    4) Proposed maximum aggregate value of transaction: $2,637,682,402(/2/)

 (/1/) The filing fee previously was paid with the initial filing of the preliminary proxy materials on August 8, 1994.

 (/2/) For purposes of calculating the filing fee only. Upon consummation of the Merger, each outstanding share of Santa Fe Pacific Corporation common stock, par value $1.00 per share, will be converted into the right to receive 0.27 shares of Burlington Northern Inc. common stock, no par value. The proposed maximum aggregate value of the transaction described in the preliminary proxy materials is equal to one-fiftieth of one percent of $2,637,682,402 (calculated based on the number of shares of Santa Fe Pacific Corporation common stock outstanding as of June 30, 1994, the average of the high and low reported prices of Burlington Northern Inc. common stock on August 5, 1994 and the exchange ratio of 0.27).

  [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid: ..........
     2) Form, Schedule or Registration
        Statement No.: ...................
     3) Filing Party: ....................
     3) Date Filed: ......................

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                       [LETTERHEAD OF SANTA FE PACIFIC]


              CORPORATE COMMUNICATIONS                                      NEWS

FOR IMMEDIATE RELEASE                          MEDIA CONTACT: Catherine Westphal
#72                                                               (708) 995-6273
                                                                     Joele Frank
                                                     Abernathy MacGregor Scanlon
                                                                  (212) 371-5999

SANTA FE PACIFIC POSTPONES SHAREHOLDERS MEETING, WILL MEET WITH UNION PACIFIC AND ADOPTS RIGHTS PLAN

     SCHAUMBURG, ILLINOIS, NOVEMBER 29, 1994--Santa Fe Pacific Corp. announced that it has postponed the special shareholders meeting to vote on a merger with Burlington Northern Inc. from December 2 to December 16, 1994. The meeting is now scheduled to take place at 2 p.m. Central time on December 16, 1994, at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois. The record date for the meeting remains October 19, 1994.

     Santa Fe stated that the postponement will allow the board of directors and shareholders more time to consider the alternatives in connection with the proposals to acquire Santa Fe. Santa Fe also announced that it would meet with Union Pacific in an effort to clarify and improve Union Pacific's offer.

     Santa Fe further announced that its board of directors has adopted a Shareholder Rights Plan. The plan is designed to preserve for shareholders the long-term value of their investment in Santa Fe Pacific Corporation.

     Under the rights plan, each shareholder will receive a distribution of one right for each

                                    -more-

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                                                                             SFP
                                                                          Page 2

share of the company's outstanding common stock. Each right entitles the holder to purchase one one-hundredth (1/100) of a share of a new series of participating preferred stock at an initial exercise price of $50.

     Initially, the rights are represented by the company's common stock certificates and are not exercisable. The rights will be triggered shortly after a person or group acquires beneficial ownership of 10% or more of Santa Fe's common stock.

     Under certain circumstances involving a buyer's acquisition of a position of 10% or more in the company, all rights holders except the buyer will be entitled to purchase common stock at half price. If the company is acquired in a merger after such an acquisition, all rights holders except the buyer will also be entitled to purchase stock in the buyer at half price. Santa Fe may redeem the rights at one cent each at any time before a buyer acquires 10% or more of the company's voting stock. Consequently, the rights would not prevent a merger or other acquisition approved by Santa Fe's board of directors.

     Under the rights plan, the rights are to be distributed shortly after a person or group announces an intention to commence a tender or exchange offer for 10% or more of the company's stock. Union Pacific's tender offer would have caused that "distribution date" to occur on December 1, 1994. However, the Santa Fe board postponed the distribution date to December 16, 1994.

     The rights will be distributable to shareholders of record on December 9, 1994 and will expire 10 years thereafter. The rights distribution is not taxable to shareholders and will be described in greater detail in a letter to be mailed to all of the company's shareholders.

                                      ###